                                                Filed Pursuant to Rule 424(b)(5)
                                                       Registration No. 33-55607

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 23, 1994)

                                 [SNAP-ON LOGO]

                                  $200,000,000

                              SNAP-ON INCORPORATED
                              6.25% NOTES DUE 2011
                                   ---------

    The notes will bear interest at the rate of 6.25% per year. Interest on the notes is payable on February 15 and August 15 of each year, beginning on February 15, 2002. The notes will mature on August 15, 2011. We may redeem some or all of the notes at any time at the prices described under the heading "Description of Notes--Optional Redemption."

    The notes will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.
                                 --------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 --------------

                                                              PER NOTE            TOTAL
                                                              --------         ------------
Public offering price                                          99.429%         $198,858,000
Underwriting discount                                           0.650%         $  1,300,000
Proceeds to Snap-on (before expenses)                          98.779%         $197,558,000

    Interest on the notes will accrue from August 17, 2001 to date of delivery.
                                 --------------

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on August 17, 2001.
                                 --------------

                          JOINT BOOK-RUNNING MANAGERS

BANC ONE CAPITAL MARKETS, INC.                              SALOMON SMITH BARNEY
                                   ---------

BANC OF AMERICA SECURITIES LLC

         BARCLAYS CAPITAL

                  MIZUHO INTERNATIONAL PLC

                           U.S. BANCORP PIPER JAFFRAY INC.
                                 --------------

                                      BBVA

August 14, 2001

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE RESPECTIVES DATES ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Snap-on.....................................................     S-3
Use of Proceeds.............................................     S-4
Capitalization..............................................     S-5
Selected Financial Information..............................     S-6
Description of Notes........................................     S-8
Underwriting................................................    S-12
Legal Opinions..............................................    S-13

                              PROSPECTUS
Available Information.......................................       2
Incorporation of Certain Documents by Reference.............       2
The Company.................................................       3
Use of Proceeds.............................................       4
Risk Factors Relating to Currencies and Currency Warrants...       4
Ratio of Earnings to Fixed Charges..........................       4
Description of Debt Securities..............................       5
Description of Debt Warrants................................      21
Description of Preferred Stock..............................      22
Description of Preferred Warrants...........................      25
Description of Currency Warrants............................      26
Plan of Distribution........................................      27
Experts.....................................................      28
Legal Opinions..............................................      28

                                    SNAP-ON

    We are a leading global developer, manufacturer and marketer of tools, diagnostics and other equipment and related services. We offer a broad range of capabilities and solutions for professional tool and equipment users in transportation service, industrial, commercial and agricultural applications. Our mission is to delight customers by providing productivity-enhancing, innovative products, services and solutions.

    We have been in existence for more than 80 years. Our headquarters are located at 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158, telephone number (262) 656-5200.

    We market our products and related services in more than 150 countries, with the United States being our largest geographic market. The following are among our other larger geographic markets:

-          Australia                        -          Mexico
-          Brazil                           -          Spain
-          Canada                           -          Sweden
-          France                           -          The Netherlands
-          Germany                          -          The United Kingdom
-          Japan

    We have three main customer groups in the transportation service market:
(1) professional vehicle service technicians; (2) service and repair center owners and managers, including independent shops, national chains and automotive dealerships; and (3) vehicle manufacturers.

    We have seven main customer groups in the industrial and commercial market:
(1) industrial maintenance and repair facilities; (2) manufacturing and assembly operations; (3) government facilities; (4) schools; (5) original equipment manufacturers; (6) commercial distributors that supply professional tool users in applications such as electrical and general construction, and (7) retailers, principally in the hardware and home center industry in Europe.

    We pioneered the concept of selling products and services directly to customers at their places of business, which today is referenced as the dealer van distribution channel. Today, Snap-on also reaches customers through company direct and distributor channels. In 2000, we began marketing products and services to U.S. customers via the Internet, expanding our distribution capability. We have two reportable segments based on our organizational structure used to make operating and investment decisions, and to assess performance. Each of these segments derives revenues primarily from the sale of tools and equipment. The two segments are:

    - The "SNAP-ON DEALER GROUP" (formerly "Global Transportation") segment, which consists of the business operations supporting the dealer van distribution channel worldwide that serves customers primarily in the vehicle repair business.

    - The "COMMERCIAL AND INDUSTRIAL GROUP" (formerly "Global Operations") segment, which consists of the business operations supporting the direct sales and distributor channels worldwide that service a broad range of industrial and commercial customers.

    In addition to manufacturing, marketing and distribution operations, we also offer customers financing for the purchase of our products through a 50%-owned financial services joint venture and through wholly-owned credit subsidiaries.

    We offer products that are classified into principally two product groups:

    - The "TOOLS PRODUCT GROUP" includes hand tools (E.G., wrenches, screwdrivers, saws and pliers), power tools (E.G., drills, impact wrenches, sanders and polishers) and tool storage products (E.G., tool chests and roll cabinets). We manufacture the majority of our products, but purchase some items from external manufacturers to complete the product line.

    - The "EQUIPMENT PRODUCT GROUP" includes hardware and software solutions for the diagnosis and service of vehicles and transportation equipment, including diagnostics equipment (E.G., engine analyzers, hand-held diagnostics equipment and online diagnostic services), wheel service equipment (E.G., tire changers, wheel balancers and alignment) and other vehicle service equipment (E.G., battery chargers, vehicle lifts and air conditioning recycling equipment). We support product sales in our equipment product group by offering service and training programs to customers on product use and application.

    We market professional tools and equipment under a number of brand names and trademarks, many of which are well known in the transportation service and industrial markets. These brand names and trademarks include:

-          Acesa                            -          John Bean
-          ATI                              -          Lindstrom
-          Bahco                            -          Mitchell Repair
-          Balco                            -          Palmera
-          Blackhawk                        -          Pradines
-          Blue-Point                       -          Sandflex
-          Brewco                           -          ShopKey
-          Cartec                           -          Sioux
-          Equipment Solutions              -          Snap-on
-          EquiServ                         -          Sun
-          "Fish & Hook"                    -          Texo
-          GS                               -          Wheeltronic
-          Hein-Werner                      -          White
-          Hofmann                          -          Williams
-          Irimo

                                USE OF PROCEEDS

    We expect to receive net proceeds after expenses of approximately
$197.3 million from this offering. These proceeds will be used to repay $197.3 million of outstanding commerical paper, which at August 8, 2001 bore interest at a weighted-average interest rate of 3.8% per year and had a weighted-average maturity of 22 days.

                                 CAPITALIZATION

    The following table sets forth as of June 30, 2001, our short-term debt and capitalization on an actual basis and as adjusted to give effect to the issuance of the notes and the application of the net proceeds as described under "Use of Proceeds." The table should be read in conjunction with our financial statements, the notes to our financial statements and the other financial data included in or incorporated by reference into this prospectus supplement. See "Selected Financial Information."

                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN MILLIONS)
Short-term debt.............................................  $   38.0     $   38.0
                                                              ========     ========
Long-term debt:
  Borrowings under commercial paper.........................     408.5        211.2
  6 5/8% Notes due October 1, 2005..........................     100.0        100.0
  Notes offered hereby......................................        --        200.0
                                                              --------     --------
    Total long-term debt....................................     508.5        511.2
Shareholders' equity:
Common stock--authorized 250,000,000 shares of $1 par value;
  issued 66,817,950 shares..................................      66.8         66.8
Additional paid-in capital..................................      51.8         51.8
Retained earnings...........................................   1,059.3      1,059.3
Accumulated other comprehensive income (loss)...............    (120.3)      (120.3)
Grantor stock trust at fair market value--6,133,144
  shares....................................................    (148.2)      (148.2)
Treasury stock at cost--2,688,435 shares....................     (83.7)       (83.7)
                                                              --------     --------
    Total shareholders' equity..............................     825.7        825.7
                                                              --------     --------
    Total capitalization....................................  $1,334.2     $1,336.9
                                                              ========     ========

                         SELECTED FINANCIAL INFORMATION

    The selected financial information for each of fiscal years 2000, 1999, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements. The consolidated financial information for the twenty-six-week periods ended June 30, 2001 and July 1, 2000 is unaudited; however, in the opinion of management, all adjustments (consisting only of normal recurring adjustments and adjustments related to restructuring and other charges) necessary to a fair presentation of such information are reflected. Our twenty-six week results should not be considered as indicative of the results to be expected for the entire year. The selected financial information should be read in conjunction with our financial statements, the notes to our financial statements and the other financial data included in or incorporated by reference into this prospectus supplement. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                                                                         TWENTY-SIX WEEKS
                                                                                               ENDED
                                                     FISCAL YEARS                       -------------------
                                 ----------------------------------------------------   JULY 1,    JUNE 30,
                                   1996       1997       1998       1999       2000       2000       2001
                                 --------   --------   --------   --------   --------   --------   --------
                                                (DOLLARS IN MILLIONS)
STATEMENT OF EARNINGS DATA:
Net sales......................  $1,485.3   $1,672.2   $1,772.6   $1,945.6   $2,175.7   $1,107.5   $1,053.0
Cost of goods sold.............     734.5      828.4    1,009.4    1,049.4    1,178.9      593.8      570.0
Operating expenses.............     594.5      650.2      705.8      723.7      792.6      388.8      408.4
Net finance income.............      64.3       71.9       65.9       60.5       38.1       22.2       20.0
Restructuring and other non-
  recurring charges(1).........        --         --       89.3       20.6       12.3        0.4       14.4
Interest expense...............      12.7       17.6       21.2       27.4       40.7       20.9       18.1
Other income (expense)--net....       0.8       (9.2)      (2.0)      12.9        3.3        1.9        0.3
                                 --------   --------   --------   --------   --------   --------   --------
Earnings from continuing
  operations before income
  taxes........................     208.7      238.7       10.8      197.9      192.6      127.7       62.4
Income taxes...................      77.2       88.3       15.6       70.7       69.5       46.7       24.1
                                 --------   --------   --------   --------   --------   --------   --------
Earnings (loss) before
  cumulative effect of change
  in accounting principle......     131.5      150.4       (4.8)     127.2      123.1       81.0       38.3
Cumulative effect of a change
  in accounting principle......        --         --         --         --       25.4       25.4       (2.5)
                                 --------   --------   --------   --------   --------   --------   --------
Net earnings (loss)............  $  131.5   $  150.4   $   (4.8)  $  127.2   $  148.5   $  106.4   $   35.8
                                 ========   ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed
  charges(2)...................      14.1       12.4        1.6        7.1        5.3        6.5        4.1

                                                                                                AT
                                                AT END OF FISCAL YEARS                  -------------------
                                 ----------------------------------------------------   JULY 1,    JUNE 30,
                                   1996       1997       1998       1999       2000       2000       2001
                                 --------   --------   --------   --------   --------   --------   --------
                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:

ASSETS
Total current assets...........  $1,017.3   $1,021.7   $1,079.8   $1,206.3   $1,186.4   $1,240.6   $1,197.4
Property and equipment--net....     245.3      265.8      272.0      362.6      345.1      354.6      325.4
Deferred income and other
  assets.......................     258.2      353.9      323.1      580.9      518.9      565.4      493.8
                                 --------   --------   --------   --------   --------   --------   --------
  Total assets.................  $1,520.8   $1,641.4   $1,674.9   $2,149.8   $2,050.4   $2,160.6   $2,016.6

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Total current liabilities......  $  341.4   $  352.5   $  458.0   $  452.7   $  538.0   $  486.1   $  499.7
Long-term debt.................     149.8      151.0      246.6      607.5      473.0      579.9      508.5
Deferred items and other long-
  term liabilities.............     201.4      245.8      208.0      264.3      195.4      204.3      182.7
                                 --------   --------   --------   --------   --------   --------   --------
  Total liabilities............     692.6      749.3      912.6    1,324.5    1,206.4    1,270.3    1,190.9
  Total shareholders' equity...     828.2      892.1      762.3      825.3      844.0      890.3      825.7
                                 --------   --------   --------   --------   --------   --------   --------
  Total liabilities and
    shareholders's equity......  $1,520.8   $1,641.4   $1,674.9   $2,149.8   $2,050.4   $2,160.6   $2,016.6
                                 ========   ========   ========   ========   ========   ========   ========

--------------

(1) During the second quarter of 2001, we recorded Restructuring and Other Non-recurring charges totaling $14.4 million primarily for various exit-related costs, asset impairment write-downs and management transition costs. In 2000, the $12.3 million in Restructuring and Other Non-recurring charges includes non-recurring charges related to the decision to exit a segment of the emissions-testing business and restructuring charges related to the closure of a vehicle-service business in the Asia/Pacific region. Included in the 2000 non-recurring charges is $0.4 million for relocation, severance and facilities consolidation costs incurred in the first twenty-six weeks of 2000. In 1999, the $20.6 million in Restructuring and Other Non-recurring charges includes non-recurring charges incurred for employee incentives, relocation costs, professional services and costs to discontinue stock-keeping-units in an effort to reduce the transaction costs and working capital intensity of our product offering and refocus on high-volume growth products. In 1998, the $89.3 million in Restructuring and Other Non-recurring charges consists of restructuring costs for severance, non-cancelable lease agreements on the closure of facilities, the write-down of property, plant and equipment and other assets to net realizable value, and the write-down of impaired goodwill and other intangible assets of certain discontinued business units. Non-recurring charges consist of costs to resolve certain legal matters and other transitional costs.

(2) For purpose of computing this ratio, "earnings" consists of (a) income from continuing operations before income taxes and adjusted for minority interest, and (b) "fixed charges," which consists of interest on debt and the estimated interest portion of rents.

                              DESCRIPTION OF NOTES

    We have summarized provisions of the notes below. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus.

GENERAL

    We will issue the notes as a separate series of securities under an indenture between us and U.S. Bank, National Association (successor in interest to Firstar Trust Company), as trustee. This indenture is described in the accompanying prospectus.

    The notes will represent our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

    We are initially offering the notes in the principal amount of $200,000,000. We may, without the consent of the holders, issue additional notes and thereby increase that principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes we offer by this prospectus supplement.

    The notes will mature on August 15, 2011 and will bear interest at a rate of 6.25% per annum. Interest on the notes will accrue from August 17, 2001, or from the most recent interest payment date to which interest has been paid or duly provided for. We:

    - will pay interest on the notes semi-annually on February 15 and August 15 of each year, commencing February 15, 2002;

    - will pay interest to the person in whose name a note is registered at the close of business on the February 1 or August 1 preceding the interest payment date;

    - will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

    - will make payments on the notes at the offices of the trustee; and

    - may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the notes register.

    If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. "Business day," with respect to any place of payment or any other particular location referred to in the indenture or the notes, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or particular location are authorized or obligated by law or executive order to close.

    We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

    The notes will not have the benefit of any sinking fund.

OPTIONAL REDEMPTION

    All or a portion of the notes may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

    - 100% of the principal amount of the notes being redeemed on the redemption date; and

    - the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus 20 basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

    "Comparable Treasury Price" means, with respect to any redemption date,
(A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

    "Reference Treasury Dealer" means (A) Salomon Smith Barney Inc. or Banc One Capital Markets, Inc. (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

    "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

    On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

BOOK-ENTRY DELIVERY AND SETTLEMENT

    We will issue the notes in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

    DTC has advised us that:

    - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934;

    - DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

    - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

    - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

    - Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

    - The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

    We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

    We expect that under procedures established by DTC:

    - Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

    - Ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

    The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

    So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the notes under the indenture or under the notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC's procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global security.

    Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC's records relating to the notes.

    We will make payments on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC's records. We also expect that payments by DTC's participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC's participants will be responsible for those payments.

    Payments on the notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

CERTIFICATED NOTES

    We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

    - DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

    - An event of default has occurred and is continuing; or

    - We decide not to have the notes represented by a global security.

    Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the notes will be made by the underwriters in immediately available funds. So long as the notes are represented by Global Securities registered in the name of DTC or its nominee, all payments of principal and interest will be made by us in immediately available funds. In addition, so long as the notes are represented by such Global Securities, the notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name:

                                                               PRINCIPAL
                                                               AMOUNT OF
UNDERWRITER                                                      NOTES
-----------                                                   ------------
Banc One Capital Markets, Inc...............................  $ 85,000,000
Salomon Smith Barney Inc....................................    85,000,000
Banc of America Securities LLC..............................     7,000,000
Barclays Capital Inc........................................     7,000,000
Mizuho International plc....................................     7,000,000
U.S. Bancorp Piper Jaffray Inc..............................     7,000,000
Banco Bilbao Vizcaya Argentaria S.A.........................     2,000,000
                                                              ------------
  Total.....................................................  $200,000,000
                                                              ============

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                              PAID BY SNAP-ON
                                                              ---------------
Per note....................................................       0.650%

    In connection with the offering the underwriters and their affiliates may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. Therefore, there may not be a market for the notes and any market that may exist could be illiquid.

    We estimate that our total expenses for this offering will be $235,000.

    In the ordinary course of their business, some of the underwriters and their affiliates have performed investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. Among other things, affiliates of certain of the underwriters are lenders under our credit facilities. In addition, U.S. Bank, National Association, the trustee under the indenture for the notes, is an affiliate of one of the underwriters. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

    Any sales to U.S. investors by Mizuho International plc or by Banco Bilbao Vizcaya Argentaria S.A. will be made in compliance with U.S. securities laws.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL OPINIONS

    The validity of the notes will be passed upon for us by Susan F. Marrinan, our Vice President, Secretary and General Counsel, and for the underwriters by Mayer, Brown & Platt, Chicago, IL. Ms. Marrinan beneficially owns 147,434 shares of our common stock, which includes shares subject to options that are currently exercisable.

PROSPECTUS

                              SNAP-ON INCORPORATED

DEBT SECURITIES, DEBT WARRANTS, PREFERRED STOCK, PREFERRED WARRANTS AND CURRENCY
                                    WARRANTS
                            ------------------------

    Snap-on Incorporated (the "Company" or "Snap-on") may offer from time to time under this Prospectus, together or separately, (i) unsecured debt securities consisting of notes, debentures and/or other unsecured evidences of indebtedness (the "Debt Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), (iii) shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"), (iv) warrants to purchase shares of its Preferred Stock (the "Preferred Warrants"), and (v) warrants to receive from the Company the cash value in U.S. dollars of the right to purchase ("Currency Call Warrants") or to sell ("Currency Put Warrants," and, together with the Currency Call Warrants, the "Currency Warrants") such foreign currency or currency units as shall be designated by the Company at the time of the offering. The Debt Securities, Debt Warrants, Preferred Stock, Preferred Warrants and Currency Warrants (collectively, the "Securities") will be offered in amounts, at prices and on terms to be determined at the time of offering. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to an aggregate public offering price of not more than U.S. $300,000,000 (or the equivalent thereof if any of the Securities are denominated in a currency, currency unit or composite currency other than the U.S. dollar).

    The Debt Securities will be direct unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

    Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the initial public offering price of the Securities, the listing on any securities exchange, other special terms, and (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder and any sinking fund provisions, (ii) in the case of Debt Warrants and Preferred Warrants, the Debt Securities and Preferred Stock, respectively, for which each such warrant is exercisable, the exercise price, duration, detachability and call provisions,
(iii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, voting and other rights, and (iv) in the case of Currency Warrants, the base foreign currency or currency units, the formula for determining the cash settlement value, if any, the procedures and conditions relating to exercise and any circumstances under which there will be deemed to be an automatic exercise. If so specified in the applicable Prospectus Supplement, Offered Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE
                            ------------------------

    The Company may sell Securities to or through underwriters, dealers or agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution." The Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the distribution of the Offered Securities and any applicable discounts, commissions or allowances.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 23, 1994.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661; and copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

        (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1994;

        (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 1994, July 2, 1994 and October 1, 1994; and

        (iii) the Company's Current Reports on Form 8-K dated January 28, 1994 and April 22, 1994.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from and after the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge, upon written or oral request, to each person to whom a copy of this Prospectus is delivered a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Snap-on Incorporated, Public Relations Department, 2801-80th Street, Kenosha, Wisconsin 53141-1410, telephone number (414) 656-4808 (recorded message).

                                  THE COMPANY

    The Company was incorporated under the laws of the State of Wisconsin in 1920 and reincorporated under the laws of the State of Delaware in 1930. In April 1994, the Company changed its name from "Snap-on Tools Corporation" to "Snap-on Incorporated." The Company's principal executive offices are located at 2801-80th Street, Kenosha, Wisconsin 53141-1410 (telephone number
(414) 656-5200).

    The Company is a leading manufacturer and distributor of high-quality hand tools, power tools, tool storage products, and diagnostic and shop equipment, primarily for use by professional mechanics and technicians. The Company's product line consists of approximately 14,000 items. In addition to individual automotive service technicians, shop owners and other professional tools users, the Company's products are marketed to industrial and government entities.

    The Company has operations in the United States, Australia, Belgium, Brazil, Canada, France, Germany, Japan, Mexico, Puerto Rico, the Netherlands, New Zealand, Taiwan and the United Kingdom. The Company's products are marketed in over 100 countries. The Company has four principal operating units:

    - The SNAP-ON TOOLS business unit focuses on the Company's worldwide dealer direct sales programs to automotive and transportation technicians.

    - The SNAP-ON DIAGNOSTICS business unit focuses on the development and sale of diagnostic and shop equipment, primarily to automotive shop owners. Subsidiaries associated with Snap-on Diagnostics include: Sun Electric Corporation ("Sun"), a leading manufacturer and distributor of high-end diagnostic, test and service shop equipment; and Balco, Inc., a developer of engine diagnostic and wheel balancing equipment.

    - The SNAP-ON INDUSTRIAL business unit focuses on the sale of industrial tools and equipment through a direct sales force as well as through industrial distributors and other channels. Subsidiaries in this unit manufacture industrial-quality hand tools, and tools and equipment for aerospace and other industrial applications.

    - SNAP-ON FINANCIAL SERVICES, INC. holds most of the Company's credit assets in the United States and, through its Snap-on Credit Corporation subsidiary, manages certain credit services for the Company. Credit programs support the sale of the Company's products and services, especially higher-value products such as diagnostic and other shop equipment.

    The Company believes it is the largest single-source manufacturer of professional hand tools and service equipment for the U.S. automotive service industry. In 1993, the Company merged its U.S. Snap-on and Sun technical sales forces into Snap-on/Sun Tech Systems, creating what it also believes to be the largest technical systems sales and service organization in the industry. In addition, within its diagnostic and shop equipment operations, the Company has formed agreements, including minority investments, with information and technology firms to strengthen its position as a leading supplier of diagnostic hardware and software for the service and repair of the growing number of computerized systems employed in modern automotive design.

    The Company believes it originated the mobile van dealer method of marketing hand tools and equipment to automotive technicians. In addition to direct sales to individual technicians, shop owners, industrial and other customers at their places of business through mobile van dealers and employee sales representatives, other methods of marketing and distribution include both direct and indirect sales to industrial and government customers and indirect sales through non-U.S. distributors. Prior to 1993 when the Company entered the industrial distributor marketing channel, which represents the largest segment of the industrial tool market, the Company's industrial sales historically had been concentrated among small and mid-sized manufacturing facilities, industrial maintenance and repair shops, and government service and repair operations.

    In recent years, the Company has expanded its product line and marketing and sales programs to address additional customer needs in the market for professional tools and equipment and to expand in international markets. Included in the Company's expanded product line are automotive shop equipment, electronic equipment service, and tools and instrumentation for aerospace and medical applications. It has also acquired new manufacturing operations and brands to address additional channels of distribution, particularly for industrial customers.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Securities offered hereby will be used for general corporate purposes and may be used for the repayment of indebtedness, future acquisitions, capital expenditures and working capital. Specific allocations of the proceeds for the various purposes have not been made at this time, and the amount and timing of such offerings will depend upon the Company's requirements and the availability of other funds. The specific use of the proceeds of a particular offering of Securities will be described in the Prospectus Supplement relating thereto.

           RISK FACTORS RELATING TO CURRENCIES AND CURRENCY WARRANTS

    Debt Securities and Debt Warrants denominated or payable in foreign currencies and Currency Warrants may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in foreign currency exchange rates. These risks may vary depending upon the currency or currencies involved, and in the case of any Currency Warrants, the particular form of such Currency Warrants, and will be more fully described in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of such computation (i) earnings consist of earnings from continuing operations before income taxes and the cumulative effect of accounting changes, plus fixed charges; and (ii) fixed charges consist of interest, including amounts capitalized, amortization of debt discount, premium and expense and other interest charges.

                                            NINE MONTHS ENDED
                                        -------------------------                    FISCAL YEAR ENDED
                                        OCTOBER 1,    OCTOBER 2,    ----------------------------------------------------
                                           1994          1993         1993       1992       1991       1990       1989
                                        -----------   -----------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges*...     13.6          13.8         14.1       20.4       24.1       23.7       44.2

------------------------

*The ratio of earnings to combined fixed charges and preferred stock dividends is the same as that shown above for each of the years indicated, since the Company had no preferred stock outstanding in any of those years.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities are to be issued under an indenture, as supplemented from time to time (the "Indenture"), between the Company and Firstar Trust Company, as trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions of certain terms therein. Parenthetical references below are to the Indenture.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

    The Debt Securities may be issued in one or more series. The particular terms of any Debt Securities offered (the "Offered Debt Securities") (including any Debt Securities (the "Underlying Debt Securities") issuable upon the exercise of Debt Warrants), as well as any modifications of or additions to the general terms of Debt Securities as described herein that may be applicable in the case of the Offered Debt Securities, are described in the Prospectus Supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

    Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities (including any Underlying Debt Securities) being offered thereby:

        (1) The title of such Debt Securities.

        (2) The aggregate principal amount of such Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series.

        (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined.

        (4) The date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable.

        (5) The rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue or the method by which such date or dates shall be determined, the date or dates on which such interest, if any, will be payable and the Regular Record Date or Dates, if any, for the interest payable on any Registered Security on any Interest Payment Date, or the method by which any such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months.

        (6) The period or periods within which, the price or prices at which, the currency, currency unit or composite currency ("Currency" or "Currencies") in which (if other than U.S. dollars), and the other terms and conditions upon which, such Debt Securities may be redeemed in whole or in part at the option of the Company and whether the Company is to have that option.

        (7) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the

    Currency or Currencies in which and the other terms and conditions upon which, such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation.

        (8) Whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and VICE VERSA (if permitted by applicable laws and regulations), whether such Debt Securities are to be issuable initially in temporary global form (a "Global Security"), whether any such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series.

        (9) If other than U.S. dollars, the Currency or Currencies (which may include composite currencies such as the European Currency Unit ("ECU")) in which payments of the principal of (and premium, if any) or any interest or Additional Amounts, if any, on such Debt Securities will be payable or in which such Debt Securities will be denominated.

       (10) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined.

       (11) Whether the Company or a holder may elect payment of the principal of (and premium, if any) or interest, if any, on such Debt Securities in one or more Currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which such Debt Securities are denominated or stated to be payable and the Currency or Currencies in which such Debt Securities are to be so payable.

       (12) The place or places, if any, other than or in addition to New York, New York, where the principal of (and premium, if any), interest, if any, on, and any Additional Amounts payable in respect of, such Debt Securities shall be payable, any Registered Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served.

       (13) If other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Registered Securities of the series shall be issuable and, if other than the denomination of $5,000, the denomination or denominations in which any Bearer Securities of the series shall be issuable.

       (14) If other than the Trustee, the identity of each Security Registrar and/or Paying Agent.

       (15) The date as of which any Bearer Securities of the series and any temporary Global Security representing Outstanding Securities of the series shall be dated if other than the date of original issuance of the first Debt Security of the series to be issued.

       (16) The applicability, if at all, to such Debt Securities of the provisions of Article XIV of the Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

       (17) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture.

       (18) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions.

       (19) If such Debt Securities are to be issued upon the exercise of Debt Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered.

       (20) Whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 10.9 of the Indenture on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option).

       (21) The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

       (22) Any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the general provisions of the Indenture.

       (23) The designation of the initial Exchange Rate Agent, if any.

       (24) Any other terms of such Debt Securities; provided, however, that Debt Securities issued in bearer form shall not be convertible into any equity security of the Company.

    The Company will comply with Section 14(e) of the Securities Exchange Act of 1934, Rule 14e-1 thereunder and any other applicable tender offer rules in connection with any repurchase of Debt Securities or other Offered Securities that may be deemed to involve a tender offer.

    The Indenture does not limit the amount of Debt Securities which can be issued thereunder, and provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by or pursuant to authority granted by the Board of Directors of the Company (the "Board of Directors"). (Section 3.1)

    Some or all of the Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the Maturity thereof ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

    The general provisions of the Indenture do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, subject to certain exceptions, the general provisions of the Indenture do limit the ability of the Company and its Restricted Subsidiaries to incur Secured Debt unless the Debt Securities issued under the Indenture are secured equally and ratably with such Secured Debt. See "Limitation on Secured Debt." Reference is made to the Prospectus Supplement related to the Offered Debt Securities for information applicable to such Debt Securities with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    Under the Indenture, the Company will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless such reopening was restricted when such series was created), in an aggregate principal amount determined by the Company. (Section 3.1)

DENOMINATIONS, REGISTRATION AND TRANSFER

    Debt Securities of any series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in the Prospectus Supplement, Registered Securities will be issuable in denominations of $1,000 and integral multiples thereof and any Bearer Securities will be issuable in the denomination of $5,000 or, in each case, in such other denominations as may be specified in the terms of the Debt Securities of any particular series. The Indenture also provides that Debt Securities of a series may be issuable in global form. See "Book-Entry Debt Securities." Bearer Securities will be offered, sold and delivered only outside the United States to non-U.S. persons and to offices located outside the United States of certain U.S. financial institutions. For purposes of this Prospectus, "United States" means the United States of America, including the States and the District of Columbia, its territories, its possessions and all other areas subject to its jurisdiction. "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof, or an estate or trust, income of which is includable in gross income for U.S. federal income tax purposes regardless of its source. See "Certain Limitations on Issuance of Bearer Securities." Particular restrictions on the offer, sale and delivery of Bearer Securities and any special federal income tax considerations applicable to Bearer Securities will be described in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 2.1)

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount, tenor and rank, and of different authorized denominations. Unless otherwise specified in the Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 3.5) Bearer Securities may be exchanged for Registered Securities as specified in the applicable Prospectus Supplement.

    Debt Securities may be presented for exchange as described above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), initially at the Corporate Trust Office of the Trustee or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the Prospectus Supplement. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.5) If a Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable solely as Bearer Securities or both as Registered Securities and as Bearer Securities, the Company will be required to maintain (in addition to the applicable Trustee) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.2)

    In the event of any redemption, the Company shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption;
(ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid. (Section 3.5)

CERTAIN LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issue in the United States or to United States persons (each as defined in the Code and the regulations thereunder) other than to offices located outside of the United States of United States financial institutions which agree to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than the financial institutions described above) or deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or that it is a financial institution described above and, if such person is a dealer, that it will send similar confirmations to purchasers from it.

    Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

    Other restrictions and additional tax considerations may apply to the issuance and holding of Bearer Securities. A description of such restrictions and tax consequences will be set forth in the applicable Prospectus Supplement.

CERTAIN COVENANTS

    LIMITATIONS ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions on its Capital Stock or (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) make loans or advances to the Company or a Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or a Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions contained in Indebtedness with respect to the Company or its Restricted Subsidiaries in existence on the Issue Date; (ii) any restrictions, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the date of the Indenture, under any agreement in existence at the time such Restricted Subsidiary becomes a Restricted Subsidiary (unless such agreement was entered into in connection with, or in contemplation of, such entity becoming a Restricted Subsidiary on or after the date of the Indenture); (iii) any restrictions under any agreement evidencing any Acquired Indebtedness of a Restricted Subsidiary; provided that such restrictions shall not restrict or encumber any assets of the Company or its Restricted Subsidiaries other than such Restricted Subsidiary;
(iv) restrictions existing under any agreement that refinances or replaces the agreements containing restrictions described in clauses (c) (i), (ii) and (iii) above; provided that the terms and conditions of any such restrictions are in the good faith determination of the Board of Directions no less favorable to the holders of the Debt Securities than those under the agreement so refinanced or replaced; or (v) any encumbrance or restriction due to applicable law.
(Section 10.4)

    LIMITATION ON SECURED DEBT. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, assume or guarantee any Secured Debt without making effective provision for securing the Debt Securities (and, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary), equally and ratably with such Secured Debt; provided that this covenant does not apply to debt secured by (a) certain mortgages, pledges, liens, security interests or encumbrances to secure payment of all or part of the purchase price or the cost of construction or improvement of property of the Company or any Restricted Subsidiary, (b) mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by the Company or any Restricted Subsidiary, (c) mortgages, pledges, liens, security interests or encumbrances on property, shares of stock or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary, (d) mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary, (e) mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of the Company or any Restricted Subsidiary in favor of the United States of America, any State thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, (f) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing clauses (a) to (e), inclusive, provided that the principal amount of such indebtedness shall not exceed the principal amount outstanding at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to property which secured the mortgage so extended, renewed or replaced and additions to such property, or (g) any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by the Company or any Restricted Subsidiary to the Company or to one or more Restricted Subsidiaries or both. (Section 10.5) In addition to the foregoing specific exceptions, the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, create, assume or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) and the aggregate "value" of Sale and

Leaseback Transactions (as defined below) (other than such transactions in connection with which indebtedness has been, or will be, retired in accordance with clause (b) of the paragraph below entitled "Limitation on Sale and Leaseback Transactions") at such time does not exceed 5% of Consolidated Net Tangible Assets. (Section 10.5)

    In addition, the Indenture provides that no consolidation or merger of the Company and no conveyance or transfer of the property or assets of the Company, substantially as an entirety, shall be made with or to another corporation if as a result thereof any property or assets of the Company would become subject to a mortgage, pledge, lien, security interest or encumbrance not permitted by the terms of the Indenture unless effective provision shall be made to secure the Debt Securities equally and ratably with (or prior to) all indebtedness thereby secured. See "Merger or Consolidation" below.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer (except to the Company or one or more Restricted Subsidiaries, or both) any Principal Property owned by it with the intention of taking back a lease on such property except a lease for a period not exceeding three years with the intent that the use by the Company or such Restricted Subsidiary of such property will be discontinued on or before the expiration of such period (a "Sale and Leaseback Transaction") unless (a) the Company or such Restricted Subsidiary would be entitled pursuant to the provisions of the Indenture summarized above to incur Secured Debt in an amount equal to the amount realized or to be realized upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Debt Securities, or (b) the Company or such Restricted Subsidiary shall apply an amount equal to the value of the property so leased to the retirement (other than payment at maturity or mandatory prepayment), within 120 days after the effective date of such arrangement, of indebtedness for money borrowed by the Company or any Restricted Subsidiary which was recorded as funded debt as of the date of its creation and which, in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the Debt Securities, subject to credits for certain voluntary retirements of such indebtedness. The term "value" means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the property leased pursuant to such Sale and Leaseback Transaction, or (ii) the fair value of such property at the time of entering into such Sale and Leaseback Transaction, as determined by the Board of Directors, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease. (Section 10.6)

    LIMITATION ON TRANSFER OF PRINCIPAL PROPERTY. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, transfer any Principal Property to any Unrestricted Subsidiary unless it applies an amount equal to the fair value of such property at the time of transfer, as determined by the Board of Directors, to the retirement (other than mandatory retirement), within 120 days after the effective date of such transfer, of indebtedness for money borrowed by the Company or any Restricted Subsidiary which was recorded as funded debt as of the date of its creation and which, in case of such indebtedness of the Company, is not subordinated and junior in right of payment of the Debt Securities. (Section 10.7)

EVENTS OF DEFAULT

    The Indenture provides, with respect to any series of Debt Securities outstanding thereunder that the following shall constitute Events of Default:
(i) default in the payment of any installment of interest upon or any Additional Amounts payable in respect of any Debt Security of that series when the same becomes due and payable, continued for 30 days; (ii) default in the payment of all or any part of the principal of or any premium on any Debt Security of that series at its Maturity; (iii) default in the deposit of any sinking fund payment when due by the terms of any Debt Security of that series;

(iv) failure by the Company for 60 days after written notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Indenture or in any supplemental indenture under which the Debt Securities of that series may have been issued (other than covenants relating only to other series); (v) certain events in bankruptcy, insolvency or reorganization of the Company or any of its Subsidiaries; (vi) a default on any Indebtedness of the Company or any of its Subsidiaries (other than a default with respect to Debt Securities of such series) having an outstanding principal amount of more than $15 million in the aggregate, whether such Indebtedness exists on the date of the Indenture or shall thereafter be created, and such default relates to the obligation to pay the principal of, interest on, any Additional Amounts payable in respect of or any other payment obligation on any such Indebtedness when due and such default continues for 15 days; (vii) an event of default or default as defined or designated in any Indebtedness of the Company or any of its Subsidiaries, (other than a default with respect to Debt Securities of such series) having an outstanding aggregate principal amount of more than $15 million, whether such Indebtedness exists on the date of the Indenture or shall thereafter be created, shall happen and such default shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; (viii) if any judgment or order by a court of competent jurisdiction shall be rendered against the Company or any of its Subsidiaries for the payment of money in an amount in excess of $15 million and such judgment or order shall not be discharged, and there shall be any period of 60 consecutive days following entry of such judgment or order during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and (ix) any other Event of Default provided with respect to Debt Securities of that series. (Section 5.1) The Company is required to file with the Trustee, annually, an Officers' Certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 10.8) The Indenture provides that the Trustee may withhold notice to the holders of a series of Debt Securities of any default (except payment defaults on such Debt Securities) if it considers it in the interest of the holders of such series of Debt Securities to do so.
(Section 6.5)

    If an Event of Default with respect to Debt Securities of a particular series (other than an Event of Default specified in clause (v) in the immediately preceding paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of Outstanding Debt Securities of that series may declare the principal amount of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) and any accrued and unpaid interest on and any Additional Amounts payable in respect of all of the Outstanding Debt Securities of that series due and payable immediately. If an Event of Default specified in clause
(v) of the immediately preceding paragraph shall occur and be continuing, then the principal amount of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) and any accrued and unpaid interest on and any Additional Amounts payable in respect of that series shall immediately become due and payable without any declaration or other act on the part of the Trustee or any holder. (Section 5.2)

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Debt Securities of that series, unless such holders shall have offered to the Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 5.7) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.
(Section 5.12)

    The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series under the Indenture may on behalf of the holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on or Additional Amounts payable in respect of any Debt Security of such series, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 5.13)

MERGER OR CONSOLIDATION

    The Indenture provides that the Company may not consolidate with or merge with or into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless either the Company is the continuing corporation or such corporation or Person assumes by supplemental indenture all the obligations of the Company under the Indenture and the Debt Securities issued thereunder and immediately after the transaction no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default shall exist. The Company will deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the terms of the Indenture.

    In addition, no such consolidation, merger, conveyance or transfer may be made if as a result thereof any Principal Property of the Company or a Restricted Subsidiary would become subject to any mortgage, pledge, lien, security interest or encumbrance unless either (i) such mortgage, pledge, lien, security interest or encumbrance could be created pursuant to Section 10.4 of the Indenture (see "Limitation on Secured Debt" above) without equally and ratably securing the Debt Securities issued under the Indenture or (ii) such Debt Securities are secured equally and ratably with the debt secured by such mortgage, pledge, lien, security interest or encumbrance. (Sections 8.1 and 8.2)

MODIFICATION OR WAIVER

    Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under the Indenture that are affected by such modification or amendment; PROVIDED that no such modification or amendment may, without the consent of the holders of each Outstanding Debt Security affected thereby, among other things: (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Debt Security; (ii) reduce the principal amount or the rate of interest on or any Additional Amounts payable in respect of, or any premium payable upon the redemption of, any such Debt Security;
(iii) change any obligation of the Company to pay Additional Amounts in respect of any such Debt Security; (iv) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or provable in bankruptcy;
(v) adversely affect any right of repayment at the option of the holder of any such Debt Security; (vi) change the place or Currency of payment of principal of, or any premium or interest on, any such Debt Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date therefor; (viii) reduce the above-stated percentage in principal amount of such Outstanding Debt Securities, the consent of whose holders is necessary to modify or amend the Indenture or to consent to any waiver thereunder; or (ix) modify any of the foregoing requirements or reduce the percentage of such Outstanding Debt Securities necessary to waive any past default or compliance with certain restrictive provisions. (Section 9.2)

    The holders of a majority in aggregate principal amount of Outstanding Debt Securities issued under the Indenture have the right to waive compliance by the Company with certain covenants contained in the Indenture. (Section 10.10)

    Modification and amendment of the Indenture may be made by the Company and the Trustee, without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture pursuant to the terms of the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued under the Indenture or to surrender any right or power conferred upon the Company by the Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of such Debt Securities; (iv) to add to or change any of the provisions of the Indenture to facilitate the issuance of, or to liberalize the terms of, Bearer Securities or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that any such actions shall not adversely affect the holders of such Debt Securities; (v) to change or eliminate any provision of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no such Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure such Debt Securities pursuant to the requirements of Section 8.1 or Article X of the Indenture, or otherwise; (vii) to establish the form or terms of such Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, PROVIDED such action does not adversely affect the interests of holders of such Debt Securities of any series; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of any such Debt Securities. (Section 9.1)

    The Indenture provides that in determining whether the holders of the requisite principal amount of Debt Securities of a series then Outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign Currency or Currencies shall be the U.S. dollar equivalent, determined on the trade date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the trade date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 3.1 of the Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded. (Section 1.1)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Company may discharge certain obligations to holders of any series of Debt Securities which have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee in trust funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest, and any Additional Amounts with respect thereto, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 4.1)

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    The Indenture provides that, if the provisions relating to defeasance are made applicable to the Debt Securities of or within any series pursuant to
Section 3.1 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 14.2) or (b) to be released from its obligations with respect to such Debt Securities under certain covenants described under "Certain Covenants -- Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "-- Limitation on Secured Debt," "-- Limitation on Sale and Leaseback Transactions" and "-- Limitation on Transfer of Principal Property" and, if provided pursuant to Section 3.1 of the Indenture, its obligations with respect to any other covenant (except for certain obligations), and payment of the Debt Securities of such series may not be accelerated because of a default or an Event of Default under clause (vi), (vii) or (viii) under "Events of Default" above or because of the failure of the Company to comply with the provisions of the second paragraph under "Merger or Consolidation" above ("covenant defeasance") (Section 14.3), in either case upon the irrevocable deposit by the Company with the Trustee (or other qualifying trustee) in trust of (i) an amount, in the Currency or Currencies in which such Debt Securities are then specified as payable at Stated Maturity,
(ii) Government Obligations (as defined below) applicable to such Debt Securities (with such applicability being determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the payment of principal and interest in accordance with their terms will provide money in an amount or (iii) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause
(a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 14.4)

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 1.1)

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    Unless otherwise provided in the Prospectus Supplement, if, after the
Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of the Indenture or of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) the Currency in which such deposit has been made in respect of any Debt Security of such series (i) is a foreign Currency, and it ceases to be used both by the government of the country that issued the Currency and by a central bank or other public institutions of such country or within the international banking community for the settlement of transactions, (ii) is the ECU, and it ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) is any currency unit (or composite currency) other than the ECU, and it ceases to be used for the purposes for which it was established (each of the events described in clauses (i) through (iii), a "Conversion Event"), then the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable Market Exchange Rate. (Section 14.5) Unless otherwise provided for in the Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that are payable in a foreign Currency with respect to which a Conversion Event occurs shall be made in U.S. dollars. (Section 3.12)

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Events of Default other than the Event of Default described in clause (iv) or (ix) under "Events of Default" with respect to any covenant with respect to which there has been defeasance, the amount in such Currency in which such Debt Securities are payable and Government Obligations that are on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    If the Trustee or any applicable Paying Agent is unable to apply any money in accordance with the Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under the Indenture and such Debt Securities shall be revived and reinstated as though no deposit had occurred pursuant to the Indenture, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with the Indenture; PROVIDED, HOWEVER, that if the Company makes any payment of principal of (or premium, if any) or interest on any such Debt Security following the reinstatement of its obligations, the Company shall be subrogated to the rights of the holders of such Debt Securities to receive such payment from the money held by the Trustee or Paying Agent.

    The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

PAYMENT AND PAYING AGENT

    Unless otherwise provided in the Prospectus Supplement, principal of and any premium, interest and Additional Amounts on Registered Securities will be payable at any office or agency to be maintained by the Company in New York, New York, except that at the option of the Company interest (including Additional Amounts, if any) may be paid (i) by check mailed to the address of the Person

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entitled thereto as such address shall appear in the Security Register or
(ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 3.1, 10.1 and 10.2) Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 3.7)

    Unless otherwise provided in the Prospectus Supplement, principal of and any premium, interest and Additional Amounts on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time. (Section 10.2) Such payment on Bearer Securities also may be made by transfer to an account maintained by the payee with a bank located outside the United States. (Section 3.7) Unless otherwise provided in the Prospectus Supplement, payment of interest and certain Additional Amounts on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 10.1) Unless otherwise provided in the Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any interest and Additional Amounts in respect of Bearer Securities payable in U.S. dollars will be made at the office of the Company's Paying Agent in New York, New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

    Any Paying Agents in the United States in addition to or in place of the Trustee at its Corporate Trust Office and any Paying Agents outside the United States initially designated by the Company for the Offered Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in New York, New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; PROVIDED that, if the Debt Securities of such series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series.
(Section 10.2)

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depository ("Depository") identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of the Outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not, subject to certain exceptions, be registered for transfer or exchange except to the Depository for such Global Security or a nominee of such Depository.

    The specific terms of the Depository arrangement with respect to any Debt Securities of a series will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will be applicable to Depository arrangements.

    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depository will be represented by a Global Security registered in the name of such Depository or its nominee. Upon the issuance of such Global Security and the deposit of such Global Security with or on behalf of the Depository for such Global Security, the Depository will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

RESIGNATION OF TRUSTEE

    The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 6.8) In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the Indenture, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 6.9), and any action described herein to be taken by the 'Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (i) assumed in connection with the acquisition of assets from another Person or secured by the assets so acquired from such other Person or (ii) existing at the time such other Person becomes a Restricted Subsidiary (other than any Indebtedness incurred in connection with, or in contemplation of, such asset acquisition or such other Person becoming a Restricted Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any other Person or the date the acquired Person becomes a Restricted Subsidiary.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into capital stock.

    "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Common Stock" means the Company's common stock, par value $1.00 per share.

    "Consolidated Net Tangible Assets" means the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its term is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

    "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),
(B) evidenced by a note, bond, debenture, settlement agreement or similar instrument or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than entered into in the ordinary course of business; (iv) all indebtedness of

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others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets of the property securing such Lien; (v) all indebtedness of others (including all interest and dividends on any Indebtedness or preferred stock of any other Person for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and (vi) obligations in respect of Currency Agreements and Interest Swap Obligations.

    "Interest Swap Obligations" means the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

    "Issue Date" means the first date on which a Debt Security is authenticated by the Trustee pursuant to the Indenture.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party or property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Principal Property" means any manufacturing plant or other facility having a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination thereof and owned or leased by the Company or any Restricted Subsidiary and located in the United States of America, Canada or the Commonwealth of Puerto Rico, other than any such manufacturing plant or other facility or portion thereof which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries as a whole.

    "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on (a) any Principal Property of the Company or any Restricted Subsidiary or (b) any shares of stock or Indebtedness of any Restricted Subsidiary.

    "Stated Maturity," when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security or a coupon representing such installment of interest as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

    "Subsidiary" means a corporation, a majority of the Voting Stock of which at the time is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

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    "Unrestricted Subsidiary" means (a) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary so designated; provided, however, that the Subsidiary to be so designated has total assets of $5 million or less.

    "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                          DESCRIPTION OF DEBT WARRANTS

    The Company may issue (together with Debt Securities or separately) Debt Warrants for the purchase of Debt Securities ("Offered Debt Warrants"). The Debt Warrants are to be issued under warrant agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Debt Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered thereby. A copy of the form of Debt Warrant Agreement, including the form of warrant certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

    The Prospectus Supplement will describe the terms of the Offered Debt Warrants, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following:

         (1) The title and aggregate number of such Debt Warrants.

         (2) The offering price of such Debt Warrants.

         (3) The designation, aggregate principal amount and terms of the Underlying Debt Securities purchasable upon exercise of such Debt Warrants.

         (4) The designation, aggregate principal amount and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security.

         (5) The date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable.

         (6) The principal amount of Underlying Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise.

         (7) The date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date").

         (8) A discussion of federal income tax considerations applicable to the Underlying Debt Securities and the exercise of such Debt Warrants.

         (9) Whether the Debt Warrant Certificates evidencing such Debt Warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

        (10) Any other terms of such Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal (or premium, if any) or interest, if any, on or Additional Amounts, if any, in respect of the Underlying Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

    Each Debt Warrant will entitle the holder of such Debt Warrant to purchase for cash such principal amount of Underlying Debt Securities at such exercise price as shall be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Debt Warrants. Offered Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating thereto. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

    Offered Debt Warrants may be exercised as set forth in the Prospectus Supplement relating thereto. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Underlying Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                         DESCRIPTION OF PREFERRED STOCK

    Under its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Company is authorized to adopt resolutions providing for the issuance, in one or more series, of up to 15,000,000 shares of its preferred stock, $1.00 par value, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be adopted by the Board of Directors or a duly authorized committee thereof. The Company has no outstanding shares of preferred stock. However, 450,000 shares of a series of preferred stock have been designated as Series A Junior Preferred Stock (the "Series A Junior Preferred Stock") and are reserved for issuance upon exercise of certain preferred stock purchase rights associated with each share of the Company's common stock (the "Common Stock") pursuant to the Company's Rights Agreement.

    The description below sets forth certain general terms and provisions of the shares of preferred stock covered by this Prospectus, which are referred to herein as the "Preferred Stock." The specific terms of the Preferred Stock to be offered (the "Offered Preferred Stock") will be described in the Prospectus Supplement relating to such Offered Preferred Stock. The following summaries of certain provisions of the Preferred Stock do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Certificate of Incorporation and the Certificate of Designation relating to the particular series of Preferred Stock.

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    If so indicated in the Prospectus Supplement, the terms of the Offered
Preferred Stock may differ from the terms set forth below.

GENERAL

    Unless otherwise specified in the Prospectus Supplement relating to the Offered Preferred Stock, each series of Preferred Stock will rank on a parity as to dividends, upon liquidation and in all other respects with all other preferred stock of the Company, except the Series A Junior Preferred Stock, which will, if issued, rank junior to all series of Preferred Stock.

    The Preferred Stock will, when issued, be fully paid and nonassessable. The Preferred Stock will not be convertible into shares of Common Stock or other shares of the Company and holders thereof will have no preemptive rights. The Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to the Offered Preferred Stock.

    Reference is made to the Prospectus Supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

        (1) The title and stated value of such Preferred Stock.

        (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock.

        (3) The dividend rate(s), period(s) and/or payment date(s) or methods of calculation thereof applicable to such Preferred Stock.

        (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable.

        (5) The procedures for any auction and remarketing, if any, of such Preferred Stock.

        (6) The provision for a sinking fund, if any, for such Preferred Stock.

        (7) The provision for redemption, if applicable, of such Preferred
    Stock.

        (8) Any listing of such Preferred Stock on any securities exchange.

        (9) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

    Subject to the terms of the Offered Preferred Stock, the remaining authorized shares of undesignated preferred stock may be issued by the Company in one or more series, at any time or from time to time, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of the preferred stock of the Company.

    As used herein, the term "Pari Passu Preferred" means the Preferred Stock and any shares of stock issued by the Company ranking on a parity with the Preferred Stock as to payment of dividends and upon distribution of assets, and the term "Junior Stock" means the Common Stock, the Series A Junior Preferred Stock and any other stock issued by the Company ranking junior to the Pari Passu Preferred.

DIVIDENDS

    Holders of the Offered Preferred Stock will be entitled to receive cash dividends, when, as and if declared by the Board of Directors out of assets of the Company legally available for payment, at such rate and on such dates as will be set forth in the applicable Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock books of the Company on the record dates fixed by the Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If, for any dividend period or periods, dividends on any Pari Passu Preferred have not been paid or declared and set apart for payment, the Company may not declare any dividends (except a dividend payable in Junior Stock or in options, rights or warrants to purchase or acquire Junior Stock) on, or make any distribution (except as aforesaid) on the Junior Stock, or make any payment on account of the purchase, redemption or other retirement of Junior Stock (except out of the proceeds of the sale of Junior Stock). Dividends in full may not be declared or paid or set apart for payment on any series of Pari Passu Preferred unless (i) there shall be no arrearages in dividends for any past dividend periods on any series of Pari Passu Preferred and (ii) to the extent that such dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all Pari Passu Preferred. Any dividends declared or paid when dividends are not so declared, paid or set apart in full shall be shared ratably by the holders of all series of Pari Passu Preferred in proportion to such respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Offered Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of any Junior Stock, liquidating distributions in the amount set forth in the applicable Prospectus Supplement plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Pari Passu Preferred are not paid in full, the holders of Pari Passu Preferred will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Pari Passu Preferred will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into any corporation or corporations or a sale of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

    If so determined by the Board of Directors, the Offered Preferred Stock will be redeemable in whole or in part at the option of the Company, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

    If dividends on any series of Pari Passu Preferred have not been paid in full or declared and set apart for payment, no series of Pari Passu Preferred may be redeemed as a whole or in part, unless all series of Pari Passu Preferred are simultaneously redeemed, and the Company may not purchase or acquire any shares of Pari Passu Preferred otherwise than pursuant to an exchange offer made on the same terms to all holders of Pari Passu Preferred, without in either case the consent of the holders of at least two-thirds of all Pari Passu Preferred voting together as a single class without regard to series.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of Preferred Stock or any other series of Pari Passu Preferred that has comparable voting rights are in default (whether or not declared or consecutive), the number of directors of the Company shall be increased by two and the holders of all outstanding series of Preferred Stock and such Pari Passu Preferred (whether or not dividends thereon are in default), voting as a single class without regard to series, will be entitled to elect the two additional directors until all dividends in default have been paid or declared and set apart for payment. The holders of Preferred Stock and such Pari Passu Preferred may exercise such special class voting rights at meetings of the stockholders for the election of directors or, under certain circumstances, at special meetings for the purpose of electing such directors, in either case at which the holders of not less than one-third of the aggregate number of shares of Preferred Stock and such Pari Passu Preferred are present in person or by proxy.

    The affirmative vote of the holders of at least two-thirds of the outstanding Pari Passu Preferred, voting as a single class without regard to series, will be required (i) for any amendment of the Certificate of Incorporation that will adversely affect the preferences, rights or voting powers of the Pari Passu Preferred, but, in any case in which one or more, but not all, series of Pari Passu Preferred would be so affected as to their preferences, rights or voting powers, only the consent of the holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or (ii) to issue any class of stock that shall have preference as to dividends or distribution of assets over any outstanding Pari Passu Preferred.

                       DESCRIPTION OF PREFERRED WARRANTS

    The Company may issue, together with other securities or separately, Preferred Warrants for the purchase of Preferred Stock. The Preferred Warrants are to be issued under Preferred Warrant Agreements (each a "Preferred Warrant Agreement") to be entered into between the Company and a bank or trust company, as preferred warrant agent (the "Preferred Warrant Agent"), all as set forth in the Prospectus Supplement relating to Preferred Warrants in respect of which this Prospectus is being delivered. A copy of the form of Preferred Warrant Agreement, including the form of Warrant Certificates representing the Preferred Warrants (the "Preferred Warrant Certificates") reflecting the provisions to be included in the Preferred Warrant Agreements that will be entered into with respect to particular offerings of Preferred Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Preferred Warrant Agreement and the Preferred Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Preferred Warrant Agreement and the Preferred Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

    Reference is made to the Prospectus Supplement for the terms of Preferred Warrants in respect of which this Prospectus is being delivered, the Preferred Warrant Agreement relating to such Preferred Warrants and the Preferred Warrant Certificates representing such Preferred Warrants, including the following: (1) the offering price of such Preferred Warrants, if any; (2) the designation and terms of the Preferred Stock purchasable upon exercise of such Preferred Warrants and the procedures and conditions relating to the exercise of such Preferred Warrants; (3) the number of shares of Preferred Stock purchasable upon exercise of each Preferred Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Preferred Warrants shall commence and the date on which such right shall expire (the "Preferred Warrant Expiration Date"); (5) a discussion of federal income tax considerations applicable to the exercise of Preferred Warrants; (6) call provisions of such Preferred Warrants, if any; and (7) any other terms of the Preferred Warrants. The shares of Preferred Stock issuable upon the exercise of the Preferred Warrants will, when issued in accordance with the Preferred Warrant Agreement, be fully paid and nonassessable.

    Prior to the exercise of their Preferred Warrants, holders of Preferred Warrants will not, solely by virtue of such holdings, have any of the rights of holders of the Preferred Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Preferred Stock purchasable upon such exercise.

EXERCISE OF PREFERRED WARRANTS

    Each Preferred Warrant will entitle the holder to purchase for cash such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Preferred Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Preferred Warrants may be exercised at any time up to the close of business on the Preferred Warrant Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Preferred Warrant Expiration Date, unexercised Preferred Warrants will become void.

    Preferred Warrants may be exercised as set forth in the Prospectus Supplement relating to the Preferred Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Preferred Warrant Certificates properly completed and duly executed at the corporate trust office of the Preferred Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock purchasable upon such exercise. If less than all of the Preferred Warrants represented by such Preferred Warrant Certificates are exercised, a new Warrant Certificate will be issued for the remaining amount of Preferred Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

    The Company may issue, together with Debt Securities or Debt Warrants or separately, Currency Warrants either in the form of Currency Put Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars. The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration.

    The Currency Warrants are to be issued under a Currency Warrant Agreement to be entered into between the Company and a bank or trust company, as currency warrant agent (the "Currency Warrant Agent"), all as set forth in the applicable Prospectus Supplement. A copy of the form of Currency Warrant Agreement, including the forms of global Warrant Certificates representing the Currency Put Warrants and Currency Call Warrants (the "Currency Warrant Certificates"), reflecting the provisions to be included in the Currency Warrant Agreement that will be entered into with respect to particular offerings of Currency Warrants, is filed as an exhibit to the Registration Statement. The description of the Currency Warrants contained herein and the following summaries of certain provisions of the Currency Warrant Agreement and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Currency Warrant Agreement and the Currency Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

    Reference is made to the Prospectus Supplement for the terms of Currency Warrants in respect of which this Prospectus is being delivered, the Currency Warrant Agreement relating to such Currency

Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) whether such Currency Warrants will be Currency Put Warrants, Currency Call Warrants, or both; (2) the formula for determining the Cash Settlement Value, if any, of each Currency Warrant;
(3) the procedures and conditions relating to the exercise of such Currency Warrants; (4) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (5) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and (6) the date on which the right to exercise such Currency Warrants will commence and the date on which such right will expire (the "Currency Warrant Expiration Date").

BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of the depository or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depository in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

EXERCISE OF CURRENCY WARRANTS

    Each Currency Warrant will entitle the holder to receive the Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If not exercised prior to 3:00 P.M., New York City time, on the fifth New York Business Day preceding the Currency Warrant Expiration Date, Currency Warrants will be deemed automatically exercised on the Currency Warrant Expiration Date.

                              PLAN OF DISTRIBUTION

GENERAL

    The Company may sell the Securities to or through underwriters or dealers, and may also sell the Securities directly to one or more other purchasers or through agents. It is anticipated that such underwriters or agents will consist of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated acting alone or as representative of a group of underwriters. The Prospectus Supplement with respect to a particular series of Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any bidding or auction process. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in an offering of a particular series of Securities, such Securities will be acquired by the underwriters for their own account. The Securities may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the Prospectus Supplement relating to a particular series of Securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Securities, the obligations of the underwriters to purchase such series of Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Securities will be obligated to purchase all of the Securities of such series if any such Securities are purchased.

    The Securities may be offered and sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Securities in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

    Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business. It is not anticipated that any of the Securities will be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series or issuance of Securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the Securities. The Prospectus Supplement will state, if known, whether or not any broker-dealer intends to make a market in the Securities in respect of which such Prospectus Supplement is delivered. If no such determination has been made, the Prospectus Supplement will so state.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the Prospectus Supplement relating to a particular series of Securities, the Company will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase Securities of such series from the Company pursuant to delayed delivery contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters, dealers and agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

    The consolidated financial statements and related schedules of the Company incorporated by reference or included in the Company's Annual Report (Form 10-K) for the year ended January 1, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein by reference in reliance upon such report of said firm and upon such authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    The validity of the Securities will be passed upon for the Company by Grippo & Elden, 227 West Monroe Street, Suite 3600, Chicago, IL 60606, and for the agents or underwriters, if any, by Skadden, Arps, Slate, Meagher & Flom, 333 West Wacker Drive, Suite 2100, Chicago, IL 60606. Skadden, Arps, Slate,
Meagher & Flom has from time to time acted as counsel in certain matters to the Company.

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                                  $200,000,000

                              SNAP-ON INCORPORATED

                              6.25% NOTES DUE 2011

                                     [LOGO]

                                   ---------

                             PROSPECTUS SUPPLEMENT

                                AUGUST 14, 2001

                                 --------------

                          JOINT BOOK-RUNNING MANAGERS

                         BANC ONE CAPITAL MARKETS, INC.
                              SALOMON SMITH BARNEY
                                   ---------

                         BANC OF AMERICA SECURITIES LLC
                                BARCLAYS CAPITAL
                            MIZUHO INTERNATIONAL PLC
                        U.S. BANCORP PIPER JAFFRAY INC.
                                   ---------

                                      BBVA

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